UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 13, 2018

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 13, 2018, Drew Davies, Chief Financial Officer and Executive Vice President, Finance of Extreme Networks, Inc. (the “Company”), tendered his resignation from his position with the Company to pursue a senior executive finance position outside of the networking industry. Mr. Davies will assist with a transition and will likely end his employment with the Company on or about September 30, 2018.

(c) Effective September 13, 2018, Matt Cleaver was appointed as the Company’s Interim Chief Financial Officer, and Principal Financial and Accounting Officer. Mr. Cleaver will assume this role while the Company conducts a comprehensive search for a new Chief Financial Officer.

Mr. Cleaver, 42, is serving as the Company’s Interim Chief Financial Officer and Vice President of Finance. In this role, Mr. Cleaver manages finance, accounting, tax, treasury and internal audit on a global basis and supports investor relations. Mr. Cleaver joined Extreme in December 2012 and has served in roles of increasing responsibility at the Company, including most recently as Vice President, Financial Planning and Analysis since November 2013. He brings 19 years of experience in the areas of financial planning, accounting and internal auditing to the Company. Before joining Extreme, Mr. Cleaver held the position of Vice President, Finance & Controllership at Cree, Inc. Previously, he held Director of Internal Audit positions for two public companies, reporting directly to the board, and was an external assurance manager with Deloitte & Touche LLP. Mr. Cleaver is a Certified Public Accountant and holds a Master of Science degree in Accounting from the University of North Carolina at Wilmington.

The Company has not yet determined if any adjustments will be made to the terms of Mr. Cleaver’s compensation. If adjustments are made in connection with his appointment to the position of Interim Chief Financial Officer, in accordance with Instruction 2 of Item 5.02 of Form 8-K, the Company will amend this Current Report on Form 8-K within four business days after such compensation information is determined or becomes available.

Mr. Cleaver’s sister, Cheryl Burton, has been employed by the Company since July 2017 as Associate General Counsel, Labor & Employment. Prior to commencing employment with the Company, Ms. Burton operated a law firm as a solo-practitioner and, in July 2017, this law firm received approximately $11,408 in fees and expenses from the Company. For the fiscal year ended June 30, 2018, Ms. Burton received salary and bonus payments of approximately $196,345. It is anticipated that Ms. Burton’s compensation will be similar in amount for the Company’s fiscal year ending June 30, 2019. The employment and compensation of Ms. Burton was approved by the Audit Committee of the Company’s Board of Directors in accordance the Company’s Related Person Transaction Policy and her employment and compensation is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Burton also participates in the Company’s employee benefit plans, policies and arrangements applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

(e) In connection with his resignation of employment, Mr. Davies will enter into a Transition and Separation Agreement and General Release of Claims (the “Agreement”), under which, in exchange for his general release of claims against the Company, he will be entitled to receive $3,000 per month while he provides certain consulting services to the Company and its subsidiaries from the date of his separation of employment until the Company hires a full-time Chief Financial Officer. Mr. Davies is not receiving any other payments or benefits under the Agreement and his equity awards will cease vesting on the date he terminated employment with the Company. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2018

EXTREME NETWORKS, INC.

By:	/s/ KATY MOTIEY
Katy Motiey
Chief Administrative Officer